Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is made as of September 24, 2014 by and between BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company (“Landlord”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Gross Lease dated as of May 17, 2012, pursuant to which Tenant leases certain space consisting of approximately 38,062 rentable square feet (the “Initial Premises”) located on the third (3rd) floor of that certain office building located at 10 Corporate Drive, Burlington, Massachusetts (the “Building”), as amended by that certain First Amendment to Lease dated as of June 13, 2013 (the “First Amendment”), pursuant to which Tenant leases an additional 21,417 rentable square feet (the “Expansion Premises”) located on the second (2nd) floor of the Building, and as further amended by that Second Amendment to Lease dated as of March 28, 2014 (as amended, the “Original Lease”).

B. Landlord and Tenant hereby desire to amend the Original Lease to amend certain provisions regarding the delivery of the Expansion Premises.

C. The Original Lease, as amended by this Amendment, shall be referred to herein as the “Lease”. Any capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Amendment of Certain Definitions. The Lease is hereby amended by revising the following definitions to Original Lease as amended thereof:

(a)	Expansion Access Date. The earlier to occur of (a) the date that Landlord substantially completes the Expansion Improvements; or (b) the date Tenant commences operation of its business in all or any portion of the Expansion Premises.

(b)	Expansion Plans and Specifications. Those certain plans and specifications for the Expansion Improvements, if any, listed on Schedule 1 attached to this Amendment and any modifications to such Expansion Plans and Specifications approved in accordance with the terms hereof.

(c)	Expansion Tenant Improvement Allowance. The maximum amount, if any, to be incurred by Landlord to construct the Expansion Improvements, which shall not exceed the maximum of (i) One Million Three Hundred Thirty-Eight Thousand Five Hundred Sixty-Two and 50/100 Dollars ($1,338,562.50) (calculated based upon Sixty-Two and 50/100 Dollars ($62.50) per rentable square foot of the Expansion Premises), and (ii) Three Hundred Eighty Thousand Six Hundred Twenty and 00/100 Dollars ($380,620.00) (calculated based upon Ten and 00/100 Dollars ($10.00) per rentable square foot of the Initial Premises).

(d)	Expansion Tenant Improvement Costs. All costs and expenses incurred in connection with the completion of the Expansion Improvements, including, without limitation, all hard and soft costs and the Management Fee.

(e)	Landlord’s Additional Expansion Work. Those alterations or improvements necessary to construct the Expansion Improvements as set forth in Landlord’s additional expansion work outline attached hereto as Schedule 2 attached hereto, in accordance with the Expansion Plans and Specifications.

2. Expansion Plans and Specifications: Final Expansion Space Plan: Landlord’s Expansion Work.

(a) Pursuant to Section 6 of the First Amendment, Tenant has provided to Landlord the Expansion Space Plan required pursuant to Section 6(b) of the First Amendment. Landlord has retained Walsh/Cochis Associates (the “Architect”) to prepare a revised Expansion Space Plan in accordance with the Final Expansion Plans and Specifications for the Expansion Improvements as set forth on Schedule 1. On or before September 26, 2014, Landlord shall (subject to reimbursement out of the Expansion Tenant Improvement Allowance as set forth below) cause the Architect to prepare and submit to Tenant for Tenant’s review a final Expansion Space Plan for Landlord’s Additional Expansion Work (the “Final Expansion Space Plan”). The Final Expansion Space Plan shall be based on the Expansion Plans and Specifications and shall not deviate therefrom in any material respect without Tenant’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Tenant shall approve or disapprove the Final Expansion Space Plan within two (2) business days after submittal by Landlord. If Tenant disapproves the Final Expansion Space Plan, Tenant shall explain in reasonable detail the reason for such disapproval. Landlord shall then cause the Final Expansion Space Plan to be revised accordingly and re-submitted to Tenant within three (3) business days thereafter, whereupon the procedure set forth in this Section shall begin again.

(b) Tenant hereby acknowledges that the Expansion Space Planning Fees have been paid in full and Landlord shall not be responsible to Tenant for any Expansion Space Planning Fees.

(c) Tenant hereby acknowledges and agrees that Landlord’s Expansion Work, as required pursuant to Section 7 of the First Amendment has been completed and Landlord shall have no further obligations with respect to Landlord’s Expansion Work.

3. Tenant’s Contribution to Expansion Tenant Improvement Costs. Section 8 of the First Amendment is hereby deleted in its entirety.

4. Construction of Expansion Improvements.

(a) Upon Tenant’s approval of the Final Expansion Space Plan, Landlord shall prepare (or cause the preparation of) an estimate of the costs and expenses to construct the Expansion Improvements in accordance with the Expansion Plans and Specifications. The cost estimate will include the actual costs quoted by all contractors, and separately state the Landlord construction management fee of four percent (4%) of the Expansion Tenant Improvement Allowance (“Management Fee”), which shall be deducted monthly based on the percentage of construction completed, commencing on the first day of the calendar month immediately following the date on which the Expansion Improvements are commenced. If the quoted estimated cost to construct the Expansion Improvements in the Final Expansion Space Plan exceeds the Expansion Tenant Improvement Allowance, Tenant may request that the Landlord cause the Architect to alter the Final Expansion Space Plan, provided, however, any such requests for changes to the Final Expansion Space Plan that delays the construction of the Expansion Improvements or requests the inclusion of materials or installations in the construction of the Expansion Improvements other than building standard items or items with delivery requirements that may have the effect of delaying substantial completion of the Expansion Improvements shall be considered a Tenant Delay (as defined below). Costs associated with any engineered required plans, construction drawings, and/or as-built drawings for the Expansion Premises and the Management Fee shall be included in the fees or costs itemized and deducted from the Expansion Tenant Improvement Allowance. The Landlord and Tenant must mutually agree to the final cost to construct the Expansion Space Plan (“Expansion Space Estimated Final Cost”) prior to proceeding with the construction on the Expansion Premises in accordance with the Final Expansion Space Plans, which shall in no event be later than November 15, 2014

(“Expansion Space Final Cost Approval”). Landlord agrees to cause its general contractor selected by Landlord, to seek competitive bids for construction of the Expansion Improvements from at least two qualified subcontractors approved by Landlord and to provide Tenant with summaries of such bids upon request. Landlord shall notify Tenant within one (1) week after the close of the bid process if the Expansion Space Estimated Final Cost of the Expansion Improvements set forth in the Final Expansion Space Plan exceeds the Expansion Tenant Improvement Allowance (“Excess Amount”) and Tenant shall have the right to request changes to the Final Expansion Space Plans as set forth above to limit the Excess Amount, subject to the Tenant Delay provisions set forth herein. If applicable, the Excess Amount shall be funded by Tenant and paid to Landlord as follows: one-third (1/3) ten (10) days after Expansion Space Final Cost Approval; one-third (1/3) thirty (30) days after Expansion Space Final Cost Approval; and one-third (1/3) of the Excess Amount, within ten (10) days after substantial completion of the Expansion Premises. In the event Tenant shall request changes to the materials or installations in the construction of the Expansion Improvements after the Expansion Space Final Cost Approval, Tenant shall be responsible for 100% of the payment of any additional costs or charges related to such change orders.

(b) Landlord shall make no material changes to the Final Expansion Space Plans or the work reflected in the Final Expansion Space Plans without the written consent of the Tenant, which consent shall not be unreasonably withheld, conditioned or delayed provided such changes do not materially alter the ability of the Tenant to use the Expansion Space as intended, and do not increase the amount of the Excess Amount. Tenant shall have the right, at Tenant’s sole cost and expense, to have, its construction representative, at the Expansion Premises and the Initial Premises at all times during the construction of the Expansion Improvements to review and monitor the performance of same; provided, however, Tenant’s construction representative shall not interfere with or delay the construction of the Expansion Improvements.

(c) All Expansion Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s election and upon notice to Tenant, Tenant shall be required to remove all or any portion of the Expansion Improvements (including Telecommunication Facilities) upon the expiration or earlier termination of the Lease. Landlord agrees that any Expansion Improvements requiring removal will be identified in writing when the Final Expansion Space Plans are approved by the Landlord. Tenant shall not be required to remove any such Expansion Improvements not so identified. However, Tenant reserves the right to amend and resubmit the Final Expansion Space Plans within seven (7) days after receipt of Landlord’s approval thereof. Landlord hereby requires Tenant to remove any wiring and cabling installed by Tenant, including, without limitation, the Expansion Improvement Systems, and the internal staircase connecting the Initial Premises with the Expansion Premises. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant which can be removed without material damage to the Building or Premises, and all personal items brought into the Premises by Tenant shall be owned by Tenant and may be removed by Tenant subject to and in accordance with Paragraph 4.7 of the Original Lease, including but not limited to all servers, server racks, generators, supplemental HVAC units, furniture, phone and TV systems.

(d) Landlord shall endeavor to substantially complete the Expansion Improvements in accordance with this Section 4 and deliver possession of the Premises to Tenant on or prior to April 1, 2015 (the “Target Delivery Date”), subject to a day for day extension for delays caused solely by Force Majeure, Tenant Delay, or casualty) (time being of the essence). For the purposes of this Amendment, “substantial completion” shall mean (i) Landlord’s completion of the Expansion Improvements, subject only to the Final Punchlist (as defined below) and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment that will not interfere materially with occupancy by Tenant, and (ii) if not already done, Landlord’s submission to Tenant of an issued and effective certificate of occupancy (or its equivalent) for the Expansion Premises for the Permitted Use and a certification signed by the Architect certifying that the Expansion Improvements have been completed in accordance with the Final Expansion Space Plans; provided, however, that if Landlord is unable to obtain such certificate of occupancy (or its reasonable equivalent) by virtue of the fact that Tenant has not yet completed the installation of its Expansion Improvement Systems (defined hereinafter) or for any other reason beyond the reasonable control of Landlord, then the Expansion Improvements shall be deemed substantially complete upon the certification of the Architect as stated in subsection (i), above, notwithstanding anything to the contrary in the foregoing.

(e) Tenant shall substantially complete the Expansion Improvement Systems, at Tenant’s expense, in a timely manner pursuant to Landlord’s construction schedule. If Tenant does not perform such work in a timely manner, then Landlord shall have the right, upon prior written notice to Tenant and a reasonable opportunity to cure, to do such work as is necessary to obtain the certificate of occupancy at Tenant’s expense. If and as long as Tenant does not unreasonably interfere in any way with the construction process (by causing disharmony of labor relations at the Property, scheduling or coordination difficulties, etc.), Tenant may, with Landlord’s prior written approval (which shall not be unreasonably be withheld, conditioned or delayed), and at Tenant’s sole risk and expense, enter the Expansion Premises fourteen (14) days prior to the then anticipated Expansion Commencement Date for the purpose of installing Tenant’s data, telephone, audio-visual, internet and video systems and Tenant’s furniture and furniture systems (collectively, the “Expansion Improvement Systems”). In no event shall the Expansion Improvements include any Expansion Improvement Systems, the responsibility of which shall be Tenant’s. Tenant acknowledges that Landlord’s ability to obtain a certificate of occupancy for the Expansion Premises depends upon the completion of all or a portion of Expansion Improvement Systems. Each such applicable portion of the Expansion Improvement Systems shall be completed by Tenant no later than the date that substantial completion of the Expansion Improvements, in accordance with the construction schedule. Prior to the Expansion Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under this Lease. In all events, Tenant shall indemnify Landlord in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Expansion Improvements or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of the Expansion Improvements is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant contractor, then such delay shall constitute a Tenant Delay as provided herein

(f) On a date or dates reasonably specified by Landlord, Landlord’s architect shall inspect the Expansion Improvements and shall prepare a list of the customary punchlist type items, and any items of a seasonal nature, then remaining to be completed (the “Final Punchlist”). Landlord shall cause such items to be completed in a diligent manner during regular business hours, but in a manner which will seek to minimize interruption of Tenant’s use and occupancy of the Premises. In any event, Landlord shall endeavor to complete all punch list work within thirty (30) days (or such longer period as is reasonably required with respect to applicable items), other than matters that cannot be completed owing to their seasonal nature, and subject to extension for Force Majeure and Tenant Delays. Any disputed Final Punchlist items identified as such during preparation of the Final Punchlist shall be completed by Landlord as aforesaid, subject to Landlord’s right to dispute whether such disputed items constitute a change to the Expansion Improvements.

(g) Except for uncompleted items of the Expansion Improvements specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of the Expansion Improvements on the Expansion Commencement Date. In the case of a dispute concerning the completion of items of Expansion Improvements specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of the Architect that such items have been completed unless the certification is unreasonable and is disputed by Tenant by a notice to Landlord given within five (5) business days of Tenant’s receipt of the certification.

(h) The Target Delivery Date shall be extended by the number of days of actual construction delay in achieving substantial completion resulting from Force Majeure or Tenant Delay. Except as expressly set forth in the Lease, if the Expansion Improvements have not been substantially completed by the Target Delivery Date, then Landlord shall not be subject to any penalty, claim or liability nor shall the validity of this Lease or the obligations of Tenant hereunder be in any way affected. For purposes of this Lease, “Tenant Delay” means a delay in the performance or completion of the Landlord’s Additional Expansion Work to the extent resulting from: (i) Tenant’s failure to comply with any of the delivery dates or approval dates contained in this Section 4 relative to the design, planning, selection of finishes and pricing for the Expansion Improvements; (ii) Tenant’s failure to provide response to requests for information, approvals or disapprovals regarding the Expansion Improvements within the time periods established in this Section 4 (or if not so stated, then within three (3) business days after request by Landlord or its contractors); (iii) Tenant’s requests for changes in the Final Expansion Space Plan causing a delay or for the inclusion of materials or installations in the construction of the Expansion Improvements other than building standard items or items with delivery requirements that may have the effect of delaying the substantial completion of the Expansion Improvements beyond the Target Delivery Date; (iv) any acts, omissions, defaults or misconduct of Tenant (or its agents, employees, design professionals, contractors, licensees or invitees) with respect to the construction of the Expansion Improvements; (v) any request by Tenant that Landlord delay the commencement of, or suspend the performance of, any Expansion Improvements; (vi) failure of Tenant to complete any of the Expansion Improvement Systems in accordance with Landlord’s construction schedule; (vii) any interference with Landlord’s construction of the Expansion Improvements caused by Tenant or its contractors, subcontractors or suppliers; and (viii) any other act or omission of Tenant, any Tenant contractor, or any of their officers, employers, agents, or contractors.

(i) Upon completion of the Expansion Improvements and application of the Expansion Tenant Improvement Allowance against the total costs for the Expansion Tenant Improvement Costs, the unexpended and unapplied balance of the Expansion Tenant Improvement Allowance (if any) up to the maximum aggregate amount of One Hundred Thirty-Three Thousand Eight Hundred Fifty-Six and 25/100 Dollars ($133,856.25 (based upon Six and 25/100 Dollars ($6.25) per rentable square foot of the Expansion Premises) shall be available to Tenant in a single draw payable upon Landlord’s receipt of Tenant’s draw request; provided, however, in no event shall Tenant be entitled to make such a draw request prior to thirty (30) days after Landlord achieves substantial completion of the Expansion Improvements. Landlord agrees to provide a complete accounting of the total costs to complete the Expansion Improvements within thirty (30) days of completion of the Expansion Improvements. Tenant may request copies of invoices, bills of sale, and any other documentation reasonably requested to support the actual costs, if they vary from the approved estimate. Tenant shall not be entitled to receive any rent abatement, credit or payment on account of any unexpended portion of the Expansion Tenant Improvement Allowance. Notwithstanding anything to the contrary contained herein, in the event that Tenant has not submitted a draw request in accordance with this Section 4(i) to Landlord by August 30, 2015 (time being of the essence), Landlord shall have no further obligation to fund or otherwise advance or remit any of the Expansion Tenant Improvement Allowance to Tenant.

5. Exhibits. The First Amendment Exhibit C is hereby deleted in its entirety and replaced with Exhibit C attached hereto and made a part hereof.

6. Brokers. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Amendment except representatives of Landlord and Tenant. Landlord agrees to pay the commissions due to such brokerage companies pursuant to separate agreements. Each party hereto agrees to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder not identified above with respect to this Amendment or the negotiation thereof that is made by reason of any action or agreement by such party.

7. Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Amendment, the Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

8. Independence of Covenants. Landlord’s and Tenant’s covenants in the Lease are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Base Rent and Additional Rent is independent of Landlord’s obligations under the Lease, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due under the Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

9. Authority. Each party represents and warrants to the other that such party and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation.

10. Execution. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. The parties agree that this Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Amendment.

11. Governing Law/Binding Effect. The Lease and this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

12. Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord’s lender.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

LANDLORD:

BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company

By: BURLINGTON CENTRE JV LLC, a Delaware limited liability company, its sole member

By: DIV FUND II GP, LLC, a Delaware limited liability company, as agent for the managing member

By:	/s/ Richard McCready
Name: Richard McCready
Title: President

and

By: BURLINGTON GAVI MEMBER, LLC, a Delaware limited liability company, its co-managing member

By: PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By	/s/ Ronnie J. Bily
Name: Ronnie J. Bily
Title: Investment Director - Asset Management

By
Name:
Title:

TENANT:

THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation

By:	/s/ Timothy Mathews
Name: Timothy Mathews
Title: VP, Controller

SECRETARY’S CERTIFICATE

I, David Bryson, Secretary of The Endurance Group, Inc a. Delaware corporation (the “Company”), hereby certify that Timothy Mathews, as VP, Controller, of the Company has authority to execute and deliver to Burlington Centre Owner, LLC the Lease related to the building located at, known as and numbered 10 Corporate Drive, Burlington, Massachusetts, a copy of which Lease is attached hereto and made a part hereof on behalf of the Company.

Witness my signature on this 26th day of September, 2014.

The Endurance International Group, Inc.

By:	/s/ David Bryson
Name: David Bryson
Title: Secretary

SCHEDULE 1

Expansion Plans and Specifications

[See Pages Attached Hereto]

LIMIT OF TENANT
SPACE

PROPOSED SECOND FLOOR PLAN

INDICATES PROPOSED WALL CONSTRUCTION
NOTE: ALL ROOM DIMENSIONS ARE APPROXIMATE
SL: INDICATES NEW SIDELIGHT LOCATION

PRELIMINARY LAYOUT FOR:

ENDURANCE

10 CORPORATE DRIVE
BURLINGTON, MASSACHUSETTS
2014_0427SP1 09/04/2014

INFORMATION BY OTHERS
NO FIELD CONFIRMATIONS HAVE BEEN MADE

THIS SPACE

SECOND FLOOR KEY PLAN

SCHEDULE 2

Landlord’s Additional Expansion Work

[See Pages Attached Hereto]

2014_0427TI.001

PROPOSED TENANT IMPROVEMENTS FOR

ENDURANCE

10 Corporate Drive Burlington – Floor Two

9-12-2014

Referenced Floor Plan:

SP1 dated 9-4-2014

1. Demolition:

Saw cut and remove existing third floor slab construction in area of new stair. Remove existing door at end of common hallway.

2. Interior Partitions:

New interior walls shall be constructed of 3-5/8” x 25 Ga. metal studs at 16” O/C with 1/2” gypsum wallboard on both sides. Walls shall extend to 6” above the ceiling grid unless noted otherwise below.

Walls surrounding one large Legal office, one large Finance office and two large HR offices to extend to underside of deck above, with acoustical insulation between studs (total of four offices).

Walls adjacent to open office exposed ceiling area to extend to underside of deck above.

Transitions between open office ceiling areas and areas with suspended ceilings shall have metal stud and gypsum board soffits from finish ceiling to underside of deck above.

Extend existing gypsum board finish to deck above along all perimeter walls in open office areas with no ceilings.

3. Doors, Frames and Hardware:

New doors shall be 3’ x 1-3/4” x 7’-10” paint grade wood veneer with KD HM frames.

Provide building standard 3’ wide tempered glass door with 3’ wide fixed tempered glass sidelight at elevator lobby entrance (not indicated on floor plan).

4. Ceilings:

Four open office areas to have exposed ceiling construction with no suspended ceiling.

All other areas not noted above to have suspended ceilings, Armstrong Ultima tegular tiles in 9/16” grid.

Ceilings at large Finance conference room, small HR conference room and small Legal conference room to have exposed construction around perimeter (first two feet from walls) with center area of suspended ceiling.

10 Corporate Drive Burlington

9-12-2014

5. Floor Finishes:

Include a $30.00 per square yard allowance to furnish and install carpet and/or carpet tiles at open office areas, private offices, copy/print rooms, phone rooms, and conference rooms.

Provide Armstrong Standard Excelon vinyl floor tile at kitchenette, IDF room and all storage rooms.

Area within collaborative lounge surrounding new stair shall have a stained and sealed concrete finish.

Provide new 4” vinyl base on all walls.

6. Paint:

Gypsum board walls throughout the entire tenant space shall be painted, and shall receive one primer and two finish coats of latex eggshell finish paint.

All door frames shall receive a primer and two finish coats of latex acrylic semi gloss paint.

Provide paint graphics (to match third floor) at perimeter column enclosures within open office areas (total of five columns).

7. Lighting:

Light fixtures in open office areas with exposed ceiling construction to be Copper pendent fluorescent units, Elements Concave Perf with 2 -54W T5 HO lamps.

Light fixtures at large Finance conference room, small HR conference room and small Legal conference room to be Neo Ray recessed linear fluorescent fixtures type 23DR with 2 32W T8 lamps.

Light fixtures at all other areas to be Metalux 2x2 recessed direct/indirect florescent 2RDI ovation series with -14W T5 lamps.

Each room and area shall be individually switched. Provide dual technology occupancy sensor switches at all private offices, storage rooms and conference rooms. Provide ceiling mounted dual technology occupancy sensors to control open office lighting with wall switch over ride. Provide standard toggle switches at all other areas.

8. Power:

Provide 16 dedicated 20A circuits for tenant’s open office work stations.

Provide 5 dedicated 20A receptacles in the kitchen.

10 Corporate Drive Burlington

9-12-2014

Provide 3 dedicated 20A receptacles for tenant’s office equipment at locations to be determined.

Provide 4 dedicated 20A receptacles at the IDF room.

Provide two 20A-120V convenience receptacles at each office and conference room, with 8 receptacles per 20A circuit.

Provide receptacles for wall mounted (tenant furnished) TV’s at 6 conference/meeting rooms.

9. HVAC:

Relocate existing main duct line in open office areas with exposed ceiling construction.

Provide new system diffusers and ductwork, controls & other equipment as required by new layout.

Provide a split system cooling unit at the IDF room.

Provide building standard VAV’s and FPT’s as required to zone conference and meeting rooms separately from private and open office areas.

10. Plumbing:

Provide ADA compliant single bowl stainless steel sinks and faucets at the wellness room and kitchenette.

11. Fire Protection:

Existing sprinkler system is to be modified as required by new layout.

12. Life Safety:

Modify and add to existing emergency lighting, exit signs, fire extinguishers and fire alarm horn/strobe units as required by new layout.

13. Misc:

Provide plastic laminate clad base and wall cabinets and counter at wellness room and kitchenette.

Provide plastic laminate clad counters (open below) with three rows of adjustable shelving above at three copy/print rooms/areas.

Provide building standard perimeter window blinds throughout space.

Provide blocking for wall mounted (tenant furnished) TV’s at 6 conference/meeting rooms.

Provide counters (open below) at four phone rooms (counters not indicated on floor plan).

10 Corporate Drive Burlington

9-12-2014

Provide tempered glass window wall and sidelights (aligned with top of door frames) at offices and conference rooms as indicated on the floor plan.

Provide new concrete filled metal pan stair with stainless steel wire mesh guard panels and handrails. Modify existing floor framing as required by new stair opening.

14. Work not included:

Telephone and computer wiring, outlets and equipment.

Furnishings, including, but not limited to, open office work stations and reception desk.

Security and card access systems.

Connections, piping and dispensers for water filtration system.

Furnishing of TV’s and appliances (other than dishwasher).

Graphics on glass wall panels.

END

EXHIBIT C

Expansion Work Outline

[See Schedule 2 of the Third Amendment to Lease]

11